Exhibit 10.24

Amended and Restated

AIRCRAFT TIME SHARING AGREEMENT

This Amended and Restated Aircraft Time Sharing Agreement (the “Agreement”) is entered into as of September 4, 2009 (the “Effective Date”), by and between NUSTAR LOGISTICS, L.P., a Delaware limited partnership (“NuStar”), and WILLIAM E. GREEHEY, an individual residing in the State of Texas (“Time Share Lessee”), and replaces that certain Aircraft Time Sharing Agreement between the parties effective December 10, 2007.

RECITALS

A.	NuStar (“Owner”) is in legal possession of the Aircraft (as defined below).

B.	NuStar employs (or contracts for the services of) a fully qualified flight crew to operate the Aircraft.

C.	Time Share Lessee desires from time to time to sublease the Aircraft, with a flight crew, on a non-exclusive basis, from NuStar on a time sharing basis as defined in Section 91.501(c)(1) of the FAR (as defined below) and in accordance with Sections 91.501(b)(6), 91.501(c)(1) and 91.501(d) of the FAR.

D.	NuStar is willing to sublease the Aircraft, with flight crew, on a non-exclusive basis, to Time Share Lessee on such a time sharing basis.

E.	During the term of this Agreement, the Aircraft will be subject to use by NuStar and NuStar Related Persons (as defined in Section 6.3).

AGREEMENT

NOW, THEREFORE, NuStar and Time Share Lessee, in consideration of the promises of the other set forth herein, intending to be legally bound, hereby agree as follows:

1.	Definitions.

1.1.	Specific Terms. The following defined terms shall have the following meanings when used in this Agreement. The meanings assigned by this Agreement shall apply to the plural, singular, possessive or any other form of the term. Words of the masculine, feminine or neuter gender used in this Agreement include all other genders.

“Agreement” is defined in the preamble.

“Aircraft” means the Airframe, the Engines, and the Aircraft Documents. Such Engines shall be deemed part of the “Aircraft” whether or not from time to time attached to the Airframe or removed from the Aircraft.

“Aircraft Documents” means, as to the Aircraft, all flights, records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine or any Part, that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.

“Airframe” means both Airframes described in Schedule 1 attached hereto and made a part hereof, as the same may be amended from time to time as set forth below, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units, but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.

“Applicable Law” means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq., as amended.

“Business Day” means Monday through Friday, exclusive of legal holidays under the laws of the United States or the State of Texas.

“Default Rate” means a per annum rate of interest equal to the Prime Rate from time to time announced by Bank of America, N.A. or its successor, plus one percent (1.0%), and should Bank of America, N.A. ever cease to do business without a successor, then the Prime Rate for purposes hereof shall be deemed to be the average Prime Rate then charged by the three largest (in terms of deposits) national banking associations then doing business in the United States of America.

“Effective Date” means the date so specified in the preamble of this Agreement.

“Engine(s)” means the engine(s) identified in Schedule 1 (or any replacement or loaner engines), as the same may be amended from time to time as set forth below, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine.

“FAA” means the Federal Aviation Administration or any successor agency.

“FAR” means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.

“NuStar” is defined in the preamble.

“NuStar Related Person” is defined in Section 6.3.

“Operational Control” has the same meaning given the term in Section 1.1 of the FAR.

“Owner” is defined in Recital A.

“Parts” means all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.

“Pilot in Command” has the same meaning given the term in Section 1.1 of the FAR.

“Taxes” means all sales taxes, use taxes, retailer taxes, duties, fees, excise taxes (including, without limitation federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to Time Share Lessee using the Aircraft.

“Taxing Jurisdiction” means any federal, state, county, local, airport, district, foreign, or other governmental authority that imposes Taxes.

“Term” means the term of this Agreement set forth in Section 3.

“Time Share Lessee” is defined in the preamble.

1.2.	Other Terms. Unless otherwise specified, the following terms, whether or not capitalized, will have the following meanings as used in this Agreement. “Hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole, and are not limited to the section or subdivision of this Agreement in which the term appears. “Includes,” “including,” and similar terms mean without limitation. “Person” includes any natural person, corporation, general or limited partnership, limited liability company, other incorporated or unincorporated association, trust, governmental body or other entity.

2.	Agreement to Sublease.

2.1.	Agreement to Sublease. NuStar agrees to sublease the Aircraft to Time Share Lessee on an “as needed and as available” basis, and to provide a fully qualified flight crew for all flights of Time Share Lessee, in accordance with the terms and conditions of this Agreement.

2.2.	Intent and Interpretation. The parties hereto intend that this Agreement shall constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR.

2.3.	Non-Exclusivity. Time Share Lessee acknowledges that the Aircraft is leased to Time Share Lessee hereunder on a non-exclusive basis, and that the Aircraft will also be subject to use by NuStar and NuStar’s Related Persons.

3.	Term. The initial term (the “Initial Term”) of this Agreement begins on the Effective Date, and ends on the second anniversary of the Effective Date (subject to earlier termination as provided below). At the end of the Initial Term, this Agreement shall automatically be renewed for successive one-year terms until terminated as provided below. Notwithstanding the foregoing, Time Share Lessee shall have the right to terminate this agreement with or without cause on 30 days written notice to Owner. After the Initial Term, Owner shall have the right to terminate this Agreement with or without cause on 60 days written notice to Time Share Lessee; provided, however, this Agreement may be terminated on such shorter notice as may be required to comply with Applicable Law, the requirements of any financial institution, or insurance requirements.

4.	Payments.

4.1.	Flight Charges. Time Share Lessee shall pay NuStar for each flight conducted for Time Share Lessee under this Agreement an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:

4.1.1. fuel oil, lubricants, and other additives;

4.1.2. travel expenses of the crew, including food, lodging and ground transportation;

4.1.3. hangar and tie down costs away from the Aircraft’s base of operation;

4.1.4. insurance obtained for the specific flight;

4.1.5. landing fees, airport taxes and similar assessments;

4.1.6. customs, foreign permit, and similar fees directly related to the flight;

4.1.7. in-flight food and beverages;

4.1.8. passenger ground transportation;

4.1.9. flight planning and weather contract services; and

4.1.10. an additional charge equal to 100% of the expenses listed in Section 4.1.1.

4.2.	Invoices and Payment. NuStar will initially pay all expenses related to the operation of the Aircraft in the ordinary course, provided that as soon as practicable after the last day of any calendar month during which any flight for the account of Time Share Lessee has been conducted, NuStar shall provide an invoice to Time Share Lessee for an amount determined in accordance with Section 4.1 above. Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 5, to NuStar promptly within thirty (30) days of receipt of the invoice. In the event NuStar has not received a supplier invoice for reimbursable charges relating to any such flight prior to such invoicing, NuStar shall re-compute the amount determined in accordance with Section 4.1 above and if an additional amount is due from Time Share Lessee to NuStar, issue a supplemental invoice for such charges to Time Share Lessee as soon as practicable after the date of receipt of such supplier invoice, and Time Share Lessee shall pay such supplemental invoice amount upon receipt thereof. Delinquent payments, defined as payments received more than thirty (30) days after receipt of invoice, to NuStar by Time Share Lessee hereunder shall bear interest at the Default Rate from the due date until the date of payment. Time Share Lessee shall further pay all costs incurred by NuStar in collecting any amounts due from Time Share Lessee pursuant to the provisions of this Section 4.2 after delinquency, including court costs and reasonable attorneys’ fees.

5.	Taxes. None of the payments to be made by Time Share Lessee under Section 4 of this Agreement includes, and Time Share Lessee shall be responsible for, shall indemnify and hold harmless NuStar against, any Taxes which may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to Time Share Lessee, or the use of the Aircraft by Time Share Lessee, or the provision of a taxable transportation service to that Time Share Lessee using the Aircraft. Without limiting the generality of the foregoing, Time Share Lessee and NuStar specifically acknowledge that all Time Share Lessee’s flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code of 1986, as amended, regardless of whether any such flight is considered “noncommercial” under the FAR. Time Share Lessee shall remit to NuStar all such Taxes together with each payment made pursuant to Section 4.2.

6.	Scheduling Flights.

6.1.	Submitting Flight Requests. Time Share Lessee shall submit requests for flights and proposed flight schedules to NuStar as far in advance of any given flight as possible, preferably at least twenty (20) Business Days prior to Time Share Lessee’s desired departure date. Requests for flights and proposed flight schedules shall be in a form, whether written or oral, mutually convenient to, and agreed upon by, NuStar and Time Share Lessee. In addition to requests for flights and proposed flight schedules, Time Share Lessee shall provide NuStar at least the following information for each proposed flight as soon as possible prior to scheduled departure:

6.1.1. departure airport;

6.1.2. destination airport;

6.1.3. date and time of outbound departure (including any multiple leg destinations);

6.1.4. the number of anticipated passengers and their names;

6.1.5. the nature and extent of luggage and/or cargo to be carried;

6.1.6. the date and time of return flight (including any multiple leg destinations), if any;

6.1.7. for international trips, passport information and Customs-required information for all passengers; and

6.1.8. any other information concerning the proposed flight that may be pertinent or required by NuStar’s flight crew.

Until such time as NuStar notifies Time Share Lessee otherwise, all flight requests hereunder shall be submitted to the following representative of NuStar:

Jim Stokes

NuStar Aviation Department

2330 North Loop 1604 West

San Antonio, Texas 78248

Phone: (210) 918-2320

Fax: (210) 918-5690

Email: jim.stokes@nustarenergy.com

6.2.	Coordination of Flight Requests. Each use of the Aircraft by Time Share Lessee shall be subject to NuStar’s prior approval. NuStar will use reasonable efforts to accommodate Time Share Lessee’s needs and avoid conflicts in scheduling; provided however, that NuStar shall not be liable to Time Share Lessee or any other person for loss, injury, or damage occasioned by any delay or failure to furnish the Aircraft, with a flight crew, pursuant to this Agreement for any reason. NuStar shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate a flight request submitted by Time Share Lessee.

6.3.	Subordinated Use of Aircraft. Time Share Lessee’s rights to schedule the use of the Aircraft shall at all times be subordinate to the Aircraft use requirements of Owner, and any parent corporation, subsidiary or affiliate of Owner.

7.	Title and Operation.

7.1.	Title and Registration. Owner has lawful possession of the Aircraft and is the beneficiary/Trustor under a Trust Agreement with the registered Owner, Wells Fargo Bank, N.A., which holds title as Owner Trustee. Time Share Lessee acknowledges that title to the Aircraft shall remain vested in Owner, and Time Share Lessee undertakes, to the extent permitted by Applicable Law to do all such further acts, deeds, assurances, or things as may, in the reasonable opinion of the Owner, be necessary or desirable in order to protect or preserve Owner’s title to the Aircraft. To the extent requested by Owner, its respective successors or assigns, Time Share Lessee shall take all action necessary to continue all right and interest of Owner and/or NuStar, their respective successors or assigns in the Aircraft under Applicable Law against any claims of Time Share Lessee and any persons claiming by, through, or under Time Share Lessee.

7.2.	Aircraft Maintenance. NuStar shall be solely responsible for maintenance, preventative maintenance, and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Law, and with the sound discretion of the Pilot in Command.

7.3.	Flight Crews. NuStar shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. NuStar may, if it so chooses, elect not to hire its own pilots for any given flight hereunder, but to contract instead for pilot services from a third party. Whether or not the flight crew is supplied by a third party, the flight crew is under the exclusive command and control of NuStar in all phases of all flights conducted hereunder.

7.4.	OPERATIONAL CONTROL. THE PARTIES EXPRESSLY AGREE THAT NUSTAR SHALL HAVE AND MAINTAIN OPERATIONAL CONTROL OF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT, AND THAT THE INTENT OF THE PARTIES IS THAT THIS AGREEMENT CONSTITUTE A “TIME SHARING AGREEMENT” AS SUCH TERM IS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. NUSTAR SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

7.5.	Authority of Pilot in Command. Notwithstanding that NuStar shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, NuStar and Time Share Lessee expressly agree that the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of NuStar to Time Share Lessee for loss, injury, damage, or delay.

7.6.	Base of Operation. For purposes of this Agreement, the base of operation is San Antonio International Airport, San Antonio, Texas, U.S.A.; provided, however, that the base of operation for purposes of this Agreement may be changed temporarily or permanently by NuStar without notice. NuStar will make reasonable efforts to notify Time Share Lessee of changes in the base of operations at least forty-eight (48) hours prior to Time Share Lessee’s scheduled flights.

7.7.	Force Majeure. Owner shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other unforeseen or unanticipated circumstances.

8.	Insurance and Limitation of Liability. Lessor represents that the flight operations for the Aircraft as contemplated in this Agreement will be covered by the Lessor’s aircraft all-risk physical damage insurance (hull Coverage), aircraft bodily injury and property damage liability insurance. Lessor will retain all rights and benefits with respect to the proceeds payable under policies of hull insurance maintained by Lessor that may be payable as a result of any incident or occurrence while an Aircraft is being operated on behalf of Lessee under this Agreement.

8.1.	Additional policy requirements: Any policies of insurance carried in accordance with this Agreement and any policies taken out in substitution or replacement of any such policies shall:

8.1.1.	name Time Share Lessee as an additional insured;

8.1.2.	include a severability of interest clause providing that such policy shall operate in the same manner as if there were a separate policy covering each insured;

8.1.3.	shall be primary, without right of contribution from any other insurance maintained by Time Share Lessee; and

8.1.4.	as respects hull physical damage, waive any right of set off or subrogation against Time Share Lessee.

8.2.	Limitation of Liability. Time Share Lessee agrees that the insurance specified in this Section 8 provides its sole recourse for all claims, losses, liabilities, obligations, demands, suits, judgments or causes of action, penalties, fines, costs and expenses of any nature whatsoever, including attorneys’ fees and expenses for or on account of or arising out of, or in any way connected with the use of the Aircraft by Time Share Lessee or its guests, including injury to or death of any persons, including Time Share Lessee and its guests which may result from or arise out of the use or operation of the Aircraft during the term of this Agreement (“Claims”), regardless of whether such Claims arise out of or are caused by, in whole or in part, the negligence, gross negligence, or strict liability of Lessor.

8.3.	In no event shall Lessor be liable to Time Share Lessee or his employees, agents, representatives, guests, or invitees for any claims or liabilities, including property damage or injury and death, and expenses, including attorney’s fees, in excess of the amount paid by Lessor’s insurance carrier in the event of such loss.

8.4.	Upon request, the Lessor shall deliver to Time Share Lessee a certificate of insurance evidencing the insurance required to be maintained by Lessor under this Article.

8.5.	This Section shall survive termination of this Agreement.

9.	Representations and Warranties. Time Share Lessee represents and warrants that Time Share Lessee shall:

9.1.	use the Aircraft solely for and on account of his own business or personal use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire, for or in connection with any illegal purpose, in violation of any Applicable Law, or in violation of any insurance policy with respect to Aircraft;

9.2.	refrain from incurring any mechanic’s or other lien in connection with inspection, preventative maintenance, maintenance, or storage of the Aircraft, whether permissible or impermissible under this Agreement;

9.3.	not attempt to convey, mortgage, assign, lease, sublease, or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft, or do anything or take any action that might mature into such a lien; and

9.4.	abide by and conform, during the Term, to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by Time Share Lessee.

10.	Miscellaneous.

10.1.	Notices. All notices hereunder (except for notices made purely for flight scheduling, which are governed by the provisions of Section 6) shall be delivered by hand, sent by reputable guaranteed overnight delivery service, or sent by first-class United States mail, certified, postage prepaid, return receipt requested to the addresses of the parties set forth below:

If to NuStar:

NuStar Logistics, L.P.

2330 North Loop 1604 West

San Antonio, Texas 78248

Attention: General Counsel

With a copy to:

NuStar Aviation Department

2330 North Loop 1604 West

San Antonio, Texas 78248

Attention: Director of Aviation

If to Time Share Lessee:

William E. Greehey

2330 North Loop 1604 West

San Antonio, Texas 78248

Notice shall be deemed given when delivered or sent in the manner provided herein. At any time, either party may change its address for purposes of notices under this Agreement by giving notice to the other party in accordance herewith.

10.2.	No Waiver. No purported waiver by either party of any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver or any subsequent default under the same or any other term or provision contained herein.

10.3.	Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of any party (or any officer, director, employee, or agent thereof) to induce any other party to enter into this Agreement or to abide by or consummate any transaction contemplated by any timers of this Agreement, except representations and warranties, if any, expressly set forth herein. No alteration, amendment, change, or addition to this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

10.4.	No Agency or Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

10.5.	Successors and Assigns. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided in this Agreement, their respective successors and assigns, provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred, or encumbered by Time Share Lessee, and any purported or attempted transfer or assignment by Time Share Lessee without the prior express written consent of NuStar shall be void and of no effect.

10.6.	Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

10.7.	Captions; Recitals. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. The do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement. The Recitals at the beginning of this Agreement are intended to give an understanding of the factual background that led the parties to enter into this Agreement. The Recitals are not intended to be warranties, representations, covenants, or otherwise contractually binding.

10.8.	Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the extent permitted by Applicable Law, each of NuStar and Time Share Lessee hereby waives any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

10.9.	Governing Law. The Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Texas applicable to agreements to be performed in the State of Texas, without giving effect to its conflict of laws provisions. Any disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the U.S. District Court located in Bexar County, Texas if federal jurisdiction is available and to the courts of the State of Texas located in Bexar County, Texas if federal jurisdiction is not available.

10.10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

11.	Required Filings. Time Share Lessee authorizes NuStar at any time, and from time to time, to file any such document with the FAA and/or such other governmental agencies or offices as NuStar shall judge to be necessary or desirable in the name of, and on behalf of, Time Share Lessee, which authorization and power is coupled with an interest and shall be irrevocable.

12.	Disclaimer. The Aircraft is being subleased by NuStar to Time Share Lessee hereunder on a completely “as is, where is” basis, which is acknowledged and agreed to by Time Share Lessee. The warranties and representations set forth in this Agreement are exclusive and in lieu of all other representations or warranties whatsoever, express or implied, and NuStar has not made and shall not be construed or deemed to have made (whether by virtue of having subleased the Aircraft under this Agreement, having leased the Aircraft from Owner, having done or failed to do any act, or having acquired or failed to acquire any status under or in relation to this Agreement or otherwise) any other representation or warranty whatsoever, express or implied, with respect to the Aircraft or to any Part thereof, and specifically, without limitation, in this respect disclaims all representations and warranties concerning the title, airworthiness, value, condition, design, merchantability, compliance with specifications, construction and condition of the Aircraft, or fitness for a particular use of the Aircraft, and as to the absence of latent and other defects, whether or not discoverable, and as to the absence of any infringement or the like hereunder of any patent, trademark, or copyright, and as to the absence of obligations based on strict liability in tort, or as to the quality of the material or workmanship of the Aircraft or any part thereof, or any other representation or warranty whatsoever, express or implied (including any implied warranty arising from a course of performance, dealing, or usage of trade), with respect to the Aircraft or any Part thereof.

Time Share Lessee hereby waives, releases, disclaims and renounces all expectation of or reliance upon any such and other warranties, obligations, and liabilities of NuStar and rights, claims, and remedies of Time Share Lessee against NuStar, express or implied, arising by law or otherwise, including but not limited to: (i) any implied warranty of merchantability or fitness for any particular use; (ii) any implied warranty arising from course of performance, course of dealing, or usage of trade; (iii) any obligation, liability, right, claim, or remedy in tort, whether or not arising from the negligence of NuStar, actual or imputed; and (iv) any obligation, liability, right, claim, or remedy for loss of or damage to the Aircraft, for loss of use, revenue, or profit with respect to the Aircraft, or for any other direct, indirect, incidental, or consequential damages.

13.	Truth in Leasing Disclosures.

13.1.	The parties hereto certify that a true copy of this Agreement shall be carried on the Aircraft at all times and shall be made available for inspection upon request by an appropriately constituted and identified representative of the Administrator of the FAA.

13.2.	NuStar shall, for and on behalf of NuStar and Time Share Lessee, mail a copy of this Agreement by certified mail, return receipt requested, to: Federal Aviation Administration, Aircraft Registration Branch, Attn: Technical Section, P.O. Box 25724, Oklahoma City, Oklahoma 73125, within twenty-four (24) hours after execution of this Agreement.

13.3.	At least forty-eight (48) hours before the first flight under this Agreement, NuStar shall, for and on behalf of NuStar and Time Share Lessee, comply with the notification requirements of Section 91.23(c)(3) of the FAR by notifying by telephone or in person the FAA Flight Standards District Office nearest the airport where such first flight will originate of the following: (i) the location of the airport of departure, (ii) the departure time, and (iii) the registration number of the Aircraft.

13.4.	WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE EFFECTIVE DATE, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, THE AIRCRAFT HAVE BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE FOLLOWING PROVISIONS OF FAR: FAR 91.409(F)(3) – A CURRENT INSPECTION PROGRAM RECOMMENDED BY THE MANUFACTURER.

13.5.	THE PARTIES HERETO CERTIFY THAT, DURING THE TERM OF THIS AGREEMENT AND FOR ALL OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409(F)(3).

13.6.	NUSTAR, WHOSE ADDRESS APPEARS IN SECTION 10.1 ABOVE AND WHOSE AUTHORIZED SIGNATURE APPEARS BELOW, SHALL HAVE AND RETAIN OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL OPERATIONS CONDUCTED PURSUANT TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES SET FORTH HEREIN FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

Time Share Lessee:	NuStar:
NuStar Logistics, L.P.
By: NuStar GP, Inc., its general partner

/s/ William E. Greehey	By:	/s/ Curtis V. Anastasio
William E. Greehey	Name:	Curtis V. Anastasio
	Title:	President & CEO

SCHEDULE 1

Aircraft 1

Airframe:	2004 Bombardier, Inc.; BD-100-1A10 (Challenger 300)
Manufacturer’s Serial Number:	20031
FAA Registration Number:	N411SF
Engines:	Two Honeywell aircraft engines, model AS907-1-1A
Engine Serial Numbers:	118175 and 118172

Aircraft 2

Airframe:	Learjet 60
Manufacturer’s Serial Number:	LR60-086
FAA Registration Number:	N797CP
Engines:	Two Pratt & Whitney PW 305s
Engine Serial Numbers:	PCE-CA-0006 and PCE-CA-0007